EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

374WATER INC.

374Water Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY that:

FIRST: That the name of the Corporation is 374Water Inc. The Corporation was originally incorporated under the name Vyrex Corporation, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 8, 2005.

SECOND: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth two proposed amendments of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), declaring said amendments to be advisable and submitting said amendments to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article FOURTH, Section A of the Certificate of Incorporation of the Corporation be amended by deleting the first paragraph thereof in its entirety and replacing it with the following:

“The total number of shares of capital stock that the Corporation shall have authority to issue is One Hundred Twenty-Five Million (125,000,000), of which Seventy-Five Million (75,000,000) shares shall be designated as common stock, par value $0.0001 per share (“Common Stock”), and Fifty Million (50,000,000) shares shall be designated as preferred stock, par value $0.0001 per share (“Preferred Stock”).”

FURTHER RESOLVED, that Article EIGHT, Section A of the Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“A. Limitation of Liability. To the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or may hereafter be amended, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable; provided, however, that this Article EIGHT, Section A shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the Corporation. Any repeal or modification of the foregoing provisions of this Article EIGHT, Section A by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director or officer of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

THIRD: That thereafter, pursuant to resolutions of its Board of Directors, said amendments were submitted to the stockholders of the Corporation for their consideration at the 2026 Annual Meeting of Stockholders held on September 25, 2026, and at said meeting the necessary number of shares as required by statute were voted in favor of each such amendment.

FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That this Certificate of Amendment shall become effective upon its filing with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 30th day of September, 2026.

374WATER INC.

By:	/s/ Daniel Bogar
Name:	Daniel Bogar
Title:	President and Chief Executive Officer

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